AGENT AUTHORIZATION AGREEMENT

This Agent Authorization Agreement (the "Agreement") is entered into on____________ by and between __________________ (individual or entity name) and **Hillhouse Capital Group Inc**., a California Corporation (the "Company"). The Company and Agent may be collectively referred to as the "Parties". This Agreement specifically pertains to the purchase of the following automobile vehicle:

Make:	Model:	Year:
VIN:	Odometer Reading:	Body Type:

The Company intends to appoint the Agent to act on its behalf for the purpose of purchasing a vehicle, with the terms and conditions of this arrangement outlined in the following Agreement, which is made in consideration of the mutual promises and commitments of the Parties.

1. Appointment of Agent. The company hereby appoints ____________________________ as its authorized agent (the "Agent") for the purpose of purchasing an automobile vehicle (the "Vehicle"). The Agent shall act as the buyer of record on the purchase order for the Vehicle.

2. Authorization of Transaction. The Company hereby authorizes the Agent to conduct the transaction for the purchase of the vehicle on the Company's behalf, with the Company being solely responsible for making payment directly to the dealer or manufacturer.

3. Prohibition on Use of Agent's Information. The Company agrees not to use the Agent's information for loan applications or any other credit-related purposes.

4. Ownership of the Vehicle. The parties agree that while the vehicle may be purchased and titled in the Agent's name, it is legally owned by the company. In the event that the title is not formally transferred to Hillhouse Capital Group Inc., ownership of the vehicle shall still be deemed to have passed to the Company upon purchase. The Agent acknowledges that the purchase is made solely on behalf of the Company and agrees not to claim any ownership, interest, or rights in the vehicle, which remains the exclusive property of the Company.

5. Receipt of Promotional Material. The Agent understands that promotional or informational materials related to the Vehicle purchase may be sent to the Agent's address by automated systems from the manufacturer. The Agent agrees to disregard such documents as they will not affect the terms or ownership of the Vehicle in any way.

6. Confidentiality. The Agent agrees to keep this Agreement strictly confidential. The Agent shall not make, publish, or distribute any public announcements, press releases, advertisements. Marketing materials, or promotional content regarding the execution or performances of this Agreement without the prior written consent of the Company.

7. Severability. If any provision of this Agreement is found to be enforceable, such provision shall be construed as closely as possible to reflect the original intent of the Parties, and the remaining provisions

shall remain in full force and effect. The unenforceable provision shall remain enforceable in all other contexts and jurisdictions.

IN WITNESS WHEREOF*, the Parties have executed this Agreement as of the date first written above.*

Hillhouse Capital Group Inc.

By: ____________________
Name: ____________________
Title: ____________________
Date: ____________________

Agent :

By: ____________________
Name: ____________________
Title: ____________________
Date ____________________